Exhibit 10.04.5

IP TRANSPORT AGREEMENT

This IP Transport Agreement is made as of April       , 2004, by and among Adelphia Communications Corporation, a Delaware corporation (“ACC”), debtor-in-possession, and its affiliates that are signatories hereto (together with ACC, the “ACC Parties” and each, individually, an “ACC Party”), and Adelphia Business Solutions, Inc., a Delaware corporation, d/b/a TelCove (“TelCove”), debtor-in-possession, and its affiliates that are signatories hereto (together with TelCove, the “TelCove Parties” and each, individually, a “TelCove Party”).

W I T N E S S E T H:

WHEREAS, as a part of the Global Agreement (as defined below) between ACC and TelCove, the ACC Parties have agreed to provide a certain level of IP Services (as defined below) on a monthly basis to the TelCove Parties for a period of sixty (60) months; and

WHEREAS, the parties have agreed to execute this IP Transport Agreement to reflect the provisions of the Settlement (as that term is defined in the Global Agreement) and the terms and conditions under which the IP Services will be provided by the ACC Parties to the TelCove Parties; and

WHEREAS, to the extent that the level of IP Services utilized by the TelCove Parties exceeds the agreed upon level to be provided by the ACC Parties herein, the TelCove Parties will purchase the additional IP Services at the rates set forth on Exhibit B.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

1.                                       Term.

1.1                                 This Agreement shall be effective as of the date hereof and, unless terminated earlier as specified herein, shall continue in effect until the fifth anniversary of the Commitment Commencement Date (as that term is defined in Section 3.4) (“Initial Term”).  Thereafter, unless terminated earlier pursuant to Section 8, if a Party has not terminated this Agreement by providing the other Party written notice no less than ninety (90) calendar days in advance of the expiration of the Initial Term, this Agreement shall renew automatically for successive terms of one calendar quarter each (each, a “Renewal Term”) until terminated by either Party by providing the other Party written notice no less than thirty (30) calendar days in advance of the expiration of the then current Renewal Term.  However, the IP Transport Commitment (as defined below) shall terminate following the Initial Term of this Agreement and shall not continue during any Renewal Term.

1.2                                 In the event of expiration or termination of this Agreement, the Parties shall work cooperatively for up to three (3) months to minimize any potential interruptions of IP Services and/or other disruptions or inconveniences to Customer and its end users.  In the event that this Agreement is terminated by Provider for any reason except Customer’s monetary default, Customer may specify in writing a holdover schedule of up to three (3) months with respect to the IP Services being terminated.  Provider agrees to continue performing the terminated IP Services during the specified period in accordance with the terms of this Agreement provided that Customer shall pay Provider for the IP Services provided at a month-to-month rate specified in Exhibit B.

2.                                       Definitions.

2.6                        “Customer” shall mean, collectively, the TelCove Parties receiving the IP Services.

2.7                        “Firm Order Commitment” or “FOC” shall mean a confirmation by Provider specifying that a Service Order will be fulfilled and confirmation of the date of installation and/or commencement of the requested IP Service(s) as provided in the Service Order.

2.8                        “Global Agreement” shall mean the Global Settlement Agreement between ACC and TelCove, dated as of February 21, 2004.

2.9                        “Global Closing” and “Global Closing Date” each has the meaning given to such term in the Global Agreement.

2.10                  “IP Services” shall mean those IP transport services made available by Provider to Customer under this Agreement and as further described in Exhibit A.

2.11                  “IP Transport Commitment” shall mean the commitment of the ACC Parties to provide one gigabit per second (1 Gbps) of IP transport capacity per month collectively from the ACC Parties’ national IP sites at no cost to the TelCove Parties for sixty (60) months commencing on the date specified in Section 3.4.  The IP Transport Commitment does not include any facilities construction or transport necessary to reach the ACC Parties’ national IP sites.

2.12                  “Party” shall mean either of ACC or TelCove.

2.13                  “Provider” shall mean the ACC Parties providing the IP Services.

2.14                  “Service Order” or “Order” shall mean a form submitted by Customer to Provider ordering IP Services that is either signed by Provider or in respect of which Provider has provided a Firm Order Commitment.

3.                                       Scope.

3.1                        Provider shall provide IP Services to Customer up to the IP Transport Commitment.  Customer may use or purchase the IP Services provided under this Agreement for its own use or for resale to its end users.

3.2                        This Agreement is non-exclusive and shall not require Customer to purchase any specific amount of IP Services from Provider or to require or to restrict the purchase and/or resale of IP Services within any geographic area.

3.3                        Provider shall provide the IP Services on the terms and conditions of this Agreement, including the Service Level Assurances set forth in Exhibit C.

3.4                        Customer shall have until the first day of the first calendar month beginning after the date that is one hundred fifty (150) days after the Global Closing Date (such first day, the “Commitment Commencement Date”) to ramp up to the IP Services capacity committed to herein at which time the IP Transport Commitment shall commence.

3.5                        Provider shall have no obligation to provide IP Services in excess of the IP Transport Commitment at any time.  However, should Customer’s actual monthly usage of IP Services exceed the IP Transport Commitment, Customer agrees to purchase from Provider the excess IP Services at the pricing stated in Exhibit B.  The IP Services may be provided to Customer at any ACC Party’s national IP sites.  Customer shall be responsible for any facilities construction or transport necessary to reach the ACC Parties’ national IP sites.  IP Services provided under this Agreement after the Initial Term shall be priced in accordance with the ACC Parties’ then-current pricing for such IP Services.

3.6                        The parties acknowledge that the amount of capacity used by the TelCove Parties in any given month under this Agreement shall be applied to the first one million two hundred thousand dollars ($1,200,000) of the Annual Commitment as stated in the Commercial Services Agreement of even date herewith between ACC and TelCove each year regardless of actual capacity utilized under this Agreement.  In addition, the ACC Parties shall be entitled to a credit against such Annual Commitment in an amount equal to IP transport services used by the TelCove Parties under this Agreement (at a rate equal to $100 for each one Megabit per second (1Mbps) per month) during the period between the Global Closing Date and the Commitment Commencement Date.  Such credit may be applied in any year during the Initial Term under the Commercial Services Agreement.

4.                                       Pricing Excludes Taxes. The prices for all IP Services ordered by Customer are specified in Exhibit B, or in the applicable Service Order, but do not include federal, state and local taxes, surcharges, assessments and other charges imposed by or levied by any governmental entity on an IP Service (“Taxes”), which shall be the responsibility of Customer.

5.                                       Taxes.  Customer shall be liable for and will reimburse Provider for payments of any and all applicable Taxes with respect to transactions under this Agreement, including any charges or surcharges mandated or imposed on Provider by governmental or regulatory agencies, including the Universal Service Fund contributions recoupment, but Customer will not be liable for taxes on Provider’s income or property.  Taxes payable by Customer shall be separately stated in Provider’s invoices and are not included in the prices set forth in Exhibit B.  Customer will not be liable for any tax for which a valid exemption certificate acceptable to the applicable state or local taxing authorities is furnished by Customer to Provider; provided, however, Customer must provide such exemption certificate evidencing such claimed exemption within thirty (30) days of an accepted Service Order.  Customer will defend and indemnify Provider against any penalty, fine or other payment arising out of any improper exemption claimed by Customer.

To the extent reasonably possible, the Parties shall cooperate in any contest of any Taxes or similar fees so as to avoid prejudicing the interests of the other Party; provided, however, that neither Party shall be required to participate in questioning or challenging any Taxes or similar fees to the extent that, in such Party’s sole discretion, such action is inconsistent or potentially detrimental to such Party’s reasonable business interests.  Either Party may protest to any taxing or assessing authority or other third party, the assessment or payment of any Taxes or similar fees it is obligated to pay pursuant to this Section 5.  The protesting Party shall promptly notify the other Party in writing of such protest.  If the protesting Party elects to withhold payment of any amount owed to the taxing or assessing authority or other third party, it shall take such action as is necessary to prevent the imposition of any liens by the taxing authority (e.g., posting a bond or paying the disputed amount while the protest is pending).

6.                                       Payment and Billing.

6.1.                      Subject to the provisions of Section 3.6, Provider will invoice Customer for IP Services in excess of the IP Transport Commitment on a monthly basis.  Customer will pay each Provider invoice for excess IP Services, excluding any portion of the charges that Customer is disputing in good faith, within thirty (30) days of the date of the invoice (“Due Date”).

6.2                         Nonrecurring charges, if any, will be due and payable in advance of installation.

6.3                         From and after the first day after the Due Date, interest on late payments will accrue at the lower of 1.0% per month, or the highest rate allowed by law, on the unpaid balance.

6.4                         Invoices for excess IP Services shall be sent to:

TelCove
Attention: Cost of Service
712 N. Main
Coudersport, PA  16915

6.5                         In the event that Customer shall, in good faith, dispute any amounts set forth in any invoice received from Provider, Customer shall (i) pay all undisputed charges by the Due Date; and (ii) present by the Due Date a written statement of amounts disputed in good faith in reasonable detail with supporting documentation.  Disputed charges mutually agreed upon and in favor of Provider will be paid within fifteen (15) business days of resolution, together with interest at a rate equal to the lesser of one percent (1%) per month and the highest rate permitted by law on such payment amount from the Due Date until paid.  Disputed charges mutually agreed upon in favor of Customer will, if such charges shall have been paid by Customer, be credited to payment of future amounts when invoiced by Provider to Customer or, if any such credited amounts remain outstanding as of the expiration or termination of this Agreement, Provider shall promptly pay such credited amount to Customer.  While any dispute is being resolved, so long as this Agreement has not expired or been terminated, each party to such dispute shall, so long as the other party is acting in good faith in attempting to reach resolution of such dispute and is otherwise performing its obligations hereunder, continue to perform its obligations hereunder.

6.6                         Payment of an invoice will not jeopardize Customer’s ability to dispute an invoice.  Except as required by Section 6.5, Customer must submit any billing disputes in writing to Provider within 120 days of Customer’s receipt of the invoice or Customer shall waive its right to do so.

6.7                         Any dispute on an invoice which cannot be resolved within thirty (30) days after submission of the dispute by Customer to Provider will be escalated within the management levels of each Party as follows:

6.7.1.                     Provider’s Director of Carrier Services and a comparable executive of Customer will consider the dispute and attempt resolution of such dispute.  If the dispute is not resolved after thirty (30) days at the Director management level, the Parties agree the dispute will be escalated to the Vice President level of each Party.

6.7.2                        If the dispute is not resolved within sixty (60) days after the negotiations by the Parties identified in Section 6.7.1, then the Parties may pursue any remedies available to them at law or in equity or under this Agreement.  During the resolution of disputes as provided in this Section, so long as this Agreement has not expired or been terminated, the Parties shall continue to perform their obligations under this Agreement in good faith.

7.                                       Suspension.  Except for amounts disputed by Customer in accordance with Section 6, in the event payment in full is not received from Customer on or before the Due Date, Provider shall have the right upon prior written notice to suspend the applicable portion of Customer’s IP Service(s) in excess of the IP Transport Commitment.  Provider may continue such suspension until such time as Customer has paid in full all undisputed charges then due, including any applicable reinstallation charges and/or late fees.  Following receipt of Customer’s payment, and provided Provider has not exercised any of its rights to terminate this Agreement and/or any Service Order, Provider shall reinstate Customer’s IP Service(s) subject to Customer’s payment of any reconnection charges.  Provider’s suspension of Customer’s IP Services shall not affect Customer’s obligation to pay for the IP Service(s) provided by Provider in excess of the IP Transport Commitment.

8.                                       Termination.

8.1                 Termination for Non-Payment.  In addition to Provider’s right to suspend excess IP Service(s) pursuant to Section 7, Provider shall have the right to terminate this Agreement and/or any Service Order that exceeds the IP Transport Commitment for Customer’s failure to pay any delinquent undisputed invoice within ten (10) business days following Customer’s receipt of written notice from Provider.

8.2                 Termination for Cross-Default; Financial Cause or Judgments.  Either Party shall have the right to terminate this Agreement if (a) the other Party or any of its affiliates that is a party to this Agreement shall default in any payment due on any indebtedness in excess of $1,000,000 and such default shall continue for more than the period of grace, if any, applicable thereto; or the other Party or any of its affiliates that is a party to this Agreement shall default in the performance of or compliance with any term of any evidence of such indebtedness or of any mortgage, indenture or other agreement relating thereto, and any such default shall continue for more than the period of grace, if any, specified therein if such default causes, or permits the holder thereof to cause, the acceleration of such indebtedness; or (b) the other Party or any of its affiliates that is a party to this Agreement shall make an assignment for the benefit of its creditors, or shall admit its insolvency or shall fail to pay its debts generally as such debts become due; or (c) any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, shall be filed by or against the other Party or any of its affiliates that is a party to this Agreement or any proceeding shall be commenced by or against the other Party or any of its affiliates that is a party to this Agreement with respect to relief under the provisions of any other applicable bankruptcy, insolvency or other similar law of the United States or any State providing for the reorganization, winding-up or liquidation of persons or an arrangement, composition, extension or adjustment with creditors, and, in the case of any such involuntary petition or proceeding, such involuntary petition or proceeding shall not have been discharged within sixty days of its filing or commencement or an order or decree approving or ordering any of the foregoing shall be entered (other than any proceeding in effect as of the effective date of this Agreement); or (d) a receiver or trustee shall be appointed for the other Party or any of its affiliates that is a party to this Agreement or for any substantial part of its assets, and such receiver or trustee shall not be discharged within sixty days of his appointment; any proceedings shall be instituted for the dissolution or the full or partial liquidation of the other Party or any of its affiliates that is a party to this Agreement and such proceedings shall not be dismissed or discharged within sixty days of their commencement; or (e) the other Party or any of its affiliates that is a party to this Agreement shall discontinue its business; or (f) the other Party or any of its affiliates that is a party to this Agreement shall incur final judgments for the payment of money aggregating at any one time in excess of $1,000,000 (to the extent not covered by insurance), and the other Party or any of its affiliates that is a party to this Agreement, as the case may be, shall not discharge the same within a period of thirty days unless, pending further proceedings, execution thereon has been effectively stayed; or (g) a non-monetary judgment or order shall be rendered against the other Party or any of its affiliates that is a party to this Agreement that could reasonably be expected to have a material adverse effect on such party’s ability to perform its obligations hereunder, and there shall be any period in excess of thirty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.3                 General Termination for Material Breach.  In the event either Party breaches any material term or condition of this Agreement (other than a breach for failure to pay, which is governed by Section 8.1), the other Party may terminate this Agreement (so long as it is not then in default of any material term or condition of this Agreement) upon thirty (30) calendar days written notice, unless the breaching Party cures the breach during such thirty (30) calendar day period, or if such breach is incapable of being cured within such thirty (30) day cure period, the Party has taken reasonable, good faith efforts to cure the breach and has provided the other Party notice of when the breach will be cured, but in no event may such period exceed sixty (60) days from the receipt of the notice of breach.

8.4                 Termination upon Termination of Commercial Services Agreement.  Either Party may terminate this Agreement upon written notice to the other Party upon the termination of the Commercial Services Agreement of even date herewith between the Parties unless such Commercial Services Agreement has been terminated by the mutual consent of Provider and Customer or by the TelCove Parties as a result of a material breach by the ACC Parties which has not been cured within the applicable cure period.

8.5                 Additional Customer Termination Remedies.  Should Provider cease, without cause, to provide the IP Services requested by Customer in accordance with the terms hereof up to the IP Transport Commitment as agreed upon herein, then Provider shall be obligated to secure substitute IP transport services for Customer in the same type and quantity as Customer would have received hereunder at no charge to Customer for the remaining Initial Term of this Agreement.  If Provider fails after fifteen (15) days written notice to secure substitute IP transport services for Customer in the same type and quantity as required pursuant hereto, Customer shall be entitled to obtain such services, not to exceed the IP Transport Commitment, from a third party at reasonable market rates, and Provider shall reimburse Customer within thirty (30) days of notice thereof for any payments Customer makes in respect thereof, subject to reasonable verification.  Should Provider continue to provide IP Services but fail to meet the service level agreements set forth in Exhibits A and B, the penalties set forth in Exhibit C shall apply.

8.6                 All of Customer’s obligations and liabilities incurred prior to any termination of this Agreement shall survive such termination, including without limitation, the payment of any early termination charges (which such charges shall be construed as liquidated damages and not a penalty hereunder).

9.                                       Termination Liability.  There shall be no termination liability for Customer under this Agreement.

10.                                 Representations and Warranties.

10.1                           ACC Representations and Warranties.  ACC represents and warrants to TelCove that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and regulatory authority to enter into and perform its obligations under this Agreement in accordance with its terms. ACC represents and warrants that it has the authority to bind its affiliates that will provide the IP Services under this Agreement and each such affiliate has all the necessary authorizations and licenses to provide the IP Services.

10.2                           TelCove Representations and Warranties.  TelCove represents and warrants to ACC that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and regulatory authority to enter into and perform its obligations under this Agreement in accordance with its terms.  TelCove represents and warrants that it has the authority to bind its affiliates that will benefit from this Agreement and each such affiliate has all the necessary authorizations and licenses to purchase the IP Services.

10.3                           Limitation of Liability.  NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (WHETHER FORESEEABLE OR NOT) AS A RESULT OF THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR ITS ACTS OR OMISSIONS RELATED TO THIS AGREEMENT OR ITS USE OF THE SERVICES OR OTHER FACILITIES THAT ARE SUBJECT TO THIS AGREEMENT, WHETHER OR NOT ARISING FROM SOLE, JOINT OR CONCURRENT NEGLIGENCE, CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY OR VIOLATION OF LAW EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.4                           Nothing contained herein shall operate as a limitation on the right of any party to this Agreement to bring an action or claim for damages against any third party, including indirect, special, incidental, consequential, exemplary or punitive damages, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of such party’s facilities.

10.5                           Customer, in any contract or tariff offering of service, capacity, or rights of use that involves any facilities that are subject to this Agreement, shall include in such contract or tariff a written limitation of Provider’s liability that is binding on its customers and in all material respects is at least as restrictive as the limitations set forth in Section 10.3.  The limitation on liability contained in any contract or tariff offering pursuant to this Section 10.5 need not identify Provider or Customer by name.

10.6                           DISCLAIMER OF WARRANTIES.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY WARRANTY TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE INSTALLATION, DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS, OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY IP SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

11.                           Intellectual Property Indemnity.

11.1                           Provider shall defend, indemnify, and hold harmless Customer and its affiliates, customers, resellers, end users, shareholders, employees, directors, officers, and agents from any third party claim alleging that an IP Service provided hereunder violates the patent, trade secret, copyright, or other intellectual property right of any third party (“Infringement Claim”); provided that Customer provides Provider with: (a) prompt notice of such claim; (b) sole control over the defense and/or settlement of such claim; and (c) all assistance reasonably required for the defense of such claim.  Failure of Customer to comply with clauses (a), (b) and (c) of this paragraph shall not relieve Provider of any of its obligations under this Section 12, except to the extent that Provider is materially prejudiced by such failure.

11.2                           If the use of an IP Service is enjoined as a result of an Infringement Claim, in addition to the indemnity set forth in Section 11.1 above, Provider shall (at its option): (a) obtain for Customer the right to use the infringing IP Service; (b) modify such IP Service in a manner that maintains all existing functionality, is reasonably acceptable to Customer, and does not infringe any third party intellectual property rights; or (c) substitute equivalent services that are reasonably acceptable to Customer and do not infringe any third party intellectual property rights.

12.                                 INDEMNIFICATION AND OTHER REMEDIES.

12.1                           Indemnification.  To the fullest extent permitted by law, the ACC Parties (individually or collectively as a party) and the TelCove Parties (individually or collectively as a party) shall each, as the first party, indemnify, defend, protect and hold harmless the other party and each of its affiliates from and against any loss, damage, claim or liability, of any nature or kind, including all costs and expenses relating thereto, including interest, penalties and reasonable attorneys’ fees (collectively “Damages”), arising out of, resulting from or relating to:

12.1.1                  Claims for libel, slander, infringement of copyright or unauthorized use of trademark, trade name or service mark arising out of or relating to the provision or use of the IP Services and caused by the first party as Customer or Provider, as the case may be;

12.1.2                  Claims arising out of the tortious act(s) or omission(s) of the first party as Customer or Provider, as the case may be;

12.1.3                  the first party’s breach of any of its warranties or the failure to perform any of its obligations hereunder; and

12.1.4                  Any violation by the first party of regulations, rules, statutes, or court orders of any local, state, or federal governmental agency, court, or body in connection with its performance under this Agreement or its use or provision of the IP Services;

provided, however, each party’s obligations to provide indemnity shall be subject to Section 10.3, Limitation of Liability.

12.2  Survival.  The obligations of the parties in Section 12.1 shall survive the expiration or termination of this Agreement.  The provisions of Section 16, Insurance, shall not be construed as limiting any party’s obligations pursuant to Section 12.1 or other provisions of this Agreement.  No party shall indemnify or otherwise be liable to any other party with respect to any claim for indemnification under Section 12.1 unless notice of the claim is given within one year after the expiration or termination of this Agreement; provided, however, that this limitation shall not apply to any indemnification claim arising from a proceeding brought against the indemnified party by a third party.

12.3  Procedure.  Any party seeking indemnification under this Section 12 (the “Indemnitee”) shall notify the party from which indemnification is sought (the “Indemnitor”) in writing with respect to any claims within the indemnification provisions hereof.  In the case of an indemnification claim arising from a proceeding brought against the Indemnitee by a third party, the Indemnitee shall notify the Indemnitor of the third-party claim within thirty days after the commencement of such proceeding; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided in this sentence shall not relieve the Indemnitor of any of its obligations under this Section 12, except to the extent that the Indemnitor is materially prejudiced by such failure.  If the facts giving rise to such indemnification involve any actual or threatened claim or demand by or against a third party, the Indemnitor shall be entitled to control the defense or prosecution of such claim or demand in the name of the Indemnitee, if the Indemnitor notifies the Indemnitee in writing of its intention to do so and acknowledges its potential liability to the Indemnitee hereunder within twenty days after its receipt of notice from the Indemnitee.  The Indemnitee shall have the right, however, at its own expense, to participate in such proceeding through counsel of its own choosing. The Indemnitee shall, to the extent requested by the Indemnitor and at the Indemnitor’s expense, cooperate in the prosecution or defense of any claim and shall furnish any records, information, and testimony and attend any conferences, discovery proceedings, hearings, trials and appeals that the indemnifying party reasonably requests in connection therewith.

12.4  Specific Performance.  Each of the parties hereto acknowledges that the other parties would be irreparably damaged if this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled, at law, in equity or pursuant to this Agreement.

12.5  Right to Perform.

12.5.1  If any party fails to perform or comply with any of its agreements contained herein with respect to any obligations owed to any other party, then in addition to its other rights and remedies, such other party may itself perform or comply with such agreement on behalf of the non-performing party (but shall not be obligated hereunder to do so), and the amount of the reasonable expenses of such other party incurred in connection with such performance shall be payable by such non-performing party to such other party within thirty (30) days following such other party’s written demand for payment.  If such non-performing party shall fail to pay the amount of such expenses prior to the end of such thirty (30) day period, such non-performing party shall be charged and shall pay the other party, interest at a rate equal to the lesser of one percent (1%) per month and the highest rate permitted by law on the amount of such expenses until it shall be reimbursed by such non-performing party.

12.5.2  Each party shall have the right to access the properties and facilities of any other party to the extent necessary to enable such party to exercise its rights under this Section 12.5.

12.6  Exculpation.  No party shall have recourse to any officer, director, partner, employee, agent, representative or shareholder of any other party for any obligation or liability of such other party under this Agreement or for any cost, expense or damage arising from the failure of such other party to perform any obligation of such other party under this Agreement.

12.7  Attorneys Fees.  In the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party will be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses incurred as a result of such lawsuit or other proceeding.

13.                                 Confidentiality.  The Parties agree to abide by the mutual non-disclosure obligations set forth in the attached Exhibit D.

14.                                 No Publicity.  Neither Party may use the name, logos, trademarks, service marks, or other proprietary identifying symbols of the other Party in any press release, public statement, advertising, signage, marketing materials, brochures, or other materials in any medium without the other Party’s prior written consent.  Any such permitted use shall comply with the guidelines or instructions provided by the other Party.  A Party may revoke consent at any time for any reason upon written notice to the other Party.

15.                                 Force Majeure.  No party shall be in breach of this Agreement with respect to any delay in its performance caused by any of the following conditions (each a “Force Majeure” event): (a) act of God; (b) fire; (c) flood; (d) any change after the Global Closing Date in any governmental codes, ordinances, laws, rules, regulations, or restrictions that prohibits or materially impairs the performance by such party of its obligations under this Agreement; (e) war or civil disorder;  (f) terrorist actions; or (g) strikes or utility company delays not resulting from the responsible party’s failure to timely take necessary actions.  The party claiming relief under this Section 15 shall promptly notify the other parties in writing of the existence of the Force Majeure event relied on, the expected duration of the Force Majeure event, and the cessation or termination of the Force Majeure event. The party claiming relief under this Section 15 shall exercise commercially reasonable efforts to minimize the time for any such delay.

16.                                 Insurance.  Each Party will maintain (at such Party’s expense and for itself and its affiliates that are parties to this Agreement) during the term of this Agreement: Commercial General Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence for bodily injury or property damage; Employer’s Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence; Workers’ Compensation Insurance in an amount not less than that prescribed by statutory limits; Commercial Automobile Liability Insurance applicable to bodily injury and property damage, covering owned, non-owned, leased, and hired vehicles, in an amount not less than two million dollars ($2,000,000) per accident; and Umbrella or Excess Liability Insurance with a combined single limit of no less than one million dollars ($1,000,000) per occurrence to apply over Commercial General Liability, Employer’s Liability, Workers’ Compensation, and Commercial Automobile Liability Insurance.  Each Party will provide the other Party with copies of such policies upon written request.

17.                                 Assignment.  The ACC Parties or the TelCove Parties may assign or transfer this Agreement (i) in the case of TelCove, to a person listed on Exhibit E that acquires substantially all of the assets of the TelCove Parties, without the consent of the ACC Parties, and (ii) in the case of any assigning party, to any other person that acquires substantially all of the assets of the ACC Parties or the TelCove Parties, as the case may be, or to a controlled affiliate of the ACC Parties or the TelCove Parties, as the case may be, subject in any such case under this clause (ii) to the prior written consent of the non-assigning parties, which consent shall not be unreasonably withheld.  Each Party acknowledges that this Agreement is being entered into in accordance with the settlement contemplated by the Global Agreement and that neither Party would have entered into this Agreement on the terms contained herein except as part of the global settlement contemplated by the Global Agreement.  Therefore, except as provided in the first and the last sentences of this Section, no party to this Agreement shall have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, which may be withheld in their sole and absolute discretion.  Any attempted assignment without such written consent shall be void and of no force or effect.  Notwithstanding the foregoing, the ACC Parties shall have the right to assign this Agreement upon notice to, but without the consent of, the other parties pursuant to: (a) the terms of any plan or plans of reorganization filed in the ACC Parties’ chapter 11 cases currently pending before the Bankruptcy

Court for the Southern District of New York; or (b) a sale of assets, which includes this Agreement, pursuant to Section 363 of the Bankruptcy Code; provided, however, that such right to assign shall be exercised only in accordance with and subject to the provisions of Section 365 of the Bankruptcy Code.

18.                                 Governing Law.  This Agreement is to be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without reference to its choice of law principles, except (a) insofar as the Communications Act of 1934, as amended, may control any aspect of this Agreement, in which case such Act will govern such aspects and (b) if an IP Service is subject to an alternative governing law provision set forth in an applicable tariff, then such alternative governing law provision shall apply to such IP Service.

19.                                 Notices.  Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed as follows:

If to any TelCove Party:	TelCove Attention: Cost of Service 712 N. Main Coudersport, PA 16915

with a copy to (which copy shall not constitute notice):	TelCove Attention: General Counsel 121 Champion Way Canonsburg, PA 15317

If to any ACC Party:	Adelphia Communications Corporation Attention: Bryan Rubin 5619 DTC Parkway, Suite 800 Denver, CO 80111

with a copy to (which copy shall not constitute notice):	Adelphia Communications Corporation Attention: General Counsel 5619 DTC Parkway, Suite 800 Denver, CO 80111

or at such other address as may be designated in writing to the other parties.  Unless otherwise provided herein, notices shall be hand delivered, sent by U.S. Mail, postage prepaid, or by commercial delivery service, and shall be deemed served or delivered when received at the address for notice specified above.

20.                                 Miscellaneous.

20.1                           The Exhibits referred to herein are integral parts hereof and are made a part of this Agreement by reference.

20.2                           This Agreement may only be modified or supplemented by an instrument in writing executed by duly authorized representatives of the parties.

20.3                           This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument.

20.4                           This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

20.5                           If any term of this Agreement (including without limitation a Service Order issued hereunder) is invalid, illegal or incapable of being enforced by any court order, rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.  If the Parties are not able to reach agreement as to such modifications within sixty (60) days of the request of either Party to negotiate, then the parties’ obligations hereunder shall be suspended until the earlier of the date on which the parties reach agreement or the date on which this Agreement expires or is otherwise terminated.

20.6                           The relationship created by this Agreement is non-exclusive.  The parties shall be free to acquire or provide services similar to or identical to the IP Services from or to alternative sources without obligation to the other parties.  The relationship of the parties is that of independent contractors.  Each party’s employees and subcontractors shall be deemed to be independent contractors, and not employees of the other parties, for the purposes of all-applicable laws and regulations.

20.7                           This Agreement is not intended by the parties to constitute or create any form of business relationship beyond the express terms hereof, and the rights and obligations of the parties shall only be those expressly set forth herein.  No party shall have authority to bind the other parties, except to the extent expressly authorized herein.

20.8                           This Agreement, and the terms and conditions of any applicable tariffs (including all Service Orders issued hereunder) shall constitute the complete, final, and exclusive statement of the terms of the agreement among the parties regarding the subject matter hereof, and shall supersede all prior or contemporaneous written or oral representations, understandings, and communications relating thereto.  The terms and conditions of this Agreement shall not be varied, supplemented, waived, qualified, modified, or interpreted by any prior or subsequent course of dealing among the parties, failure, or delay to enforce any rights hereunder, or by any usage of trade or manner other than by a subsequent writing signed by authorized representatives of all of the parties.  No party shall be bound by any pre-printed terms additional to or different from those in this Agreement that may appear subsequently in any other party’s form documents, purchase orders, quotations, acknowledgments, invoices, or other communications unless it has executed such form documents, purchase orders, quotations, acknowledgements, invoices or other communications.

20.9                           Rules of Construction.

20.9.1                  Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

20.9.2                  Unless expressly defined herein, words having well-known technical or trade meanings shall be construed in accordance with such meanings.

20.9.3                  Except as set forth to the contrary herein, any right or remedy of the parties shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

20.9.4                  Nothing in this Agreement is intended to provide any legal rights to anyone not an executing party of this Agreement.

20.9.5                  This Agreement has been fully negotiated between and jointly drafted by the parties.

20.9.6                  Except as otherwise set forth herein, for the purpose of this Agreement the standards of performance within the communications industry in the relevant market shall be the measure of whether a party’s performance is reasonable and timely.

20.9.7                  The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content.  Except as the context otherwise indicates, all references to Sections and Exhibits refer to Sections of, and Exhibits attached to, this Agreement.

20.9.8                  The failure of any party to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representatives as of the date and year first above written.

ACC PARTIES:		TELCOVE PARTIES:

ADELPHIA COMMUNICATIONS CORPORATION		ADELPHIA BUSINESS SOLUTIONS, INC., d/b/a TELCOVE, FOR ITSELF AND ITS OPERATING SUBSIDIARIES AND AFFILIATES

By:	/s/ Joe W. Bagan
	Joe W. Bagan, Senior Vice President &	By:	/s/ Robert E. Guth
	Chief Administrative Officer		Robert E. Guth, President & Chief Executive Officer

ACC OPERATIONS, INC. FOR ITSELF AND ITS OPERATING SUBSIDIARIES

By:	/s/ Joe W. Bagan
Joe W. Bagan, Senior Vice President & Chief Administrative Officer

List of Exhibits

Exhibit A	–	List of IP Services

Exhibit B	–	Pricing

Exhibit C	–	Service Level Assurance

Exhibit D	–	Confidentiality Terms

Exhibit E	–	Permitted TelCove Assignees